Washington, D.C. 20549

                                   FORM 8-K

                                CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934



      Date of Report (Date of earliest event reported): October 22, 2003


                               The Stanley Works
-----------------------------------------------------------------------------
                (Exact name of registrant as specified in charter)


Connecticut                         1-5244                  06-0548860
-----------------------------------------------------------------------------
(State or other                 (Commission              (IRS Employer
jurisdiction of                 File Number)              Identification No.)
incorporation)


1000 Stanley Drive, New Britain, Connecticut                    06053
-----------------------------------------------------------------------------
(Address of principal executive offices)                      (Zip Code)


Registrant's telephone number, including area code:     (860) 225-5111
                                                   --------------------------


                                Not Applicable
-----------------------------------------------------------------------------
         (Former name or former address, if changed since last report)

















                      Exhibit Index is located on Page 4

                              Page 1 of 17 Pages

Item 7.     Financial Statements and Exhibits.
            ----------------------------------

    (c)     20(i) Press Release dated October 22, 2003 announcing third quarter 2003 results and providing fourth quarter and full year 2003 guidance.


    (c)     20(ii)Cautionary Statements relating to forward looking
                  statements included in Exhibit 20(i).


Item 12. In a press release attached to this Form 8-K, the company reported its results for the third quarter of 2003, provided guidance for the full year 2003 and elaborated on certain other activities.




























                             Page 2 of 17 Pages

                                SIGNATURE




Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



                                          THE STANLEY WORKS



Date:  October 22, 2003                   By:
       ----------------                   -------------------------------
                                          Name:  Bruce H. Beatt
                                          Title: Vice President, General
                                                 Counsel and Secretary



































                               Page 3 of 17 Pages

                                 EXHIBIT INDEX

                          Current Report on Form 8-K
                            Dated October 22, 2003



                           Exhibit No.        Page
                           -----------        ----

                              20(i)             5

                              20(ii)           17





































                              Page 4 of 17 Pages

                                                            Exhibit 20(i)
                                                            -------------

THE STANLEY WORKS

Third Quarter EPS At High End of Guided Range

EPS Ex-Charges Exceeds Guidance On Stronger Than Expected Sales; Record Quarterly Free Cash Flow Tops $138 Million

New Britain, Connecticut, October 22, 2003 ... The Stanley Works (NYSE: SWK) announced that third quarter 2003 net income was $42 million (51 cents per fully-diluted share) compared with $55 million (62 cents per fully-diluted share) last year, and within the range of company estimates of 39-51 cents provided July 22.

This result included $17 million (14 cents per fully diluted share) of pre-tax restructuring costs, impairment charges and other exit costs related to its previously announced Operation 15 business improvement initiatives. Aside from such costs, earnings per fully diluted share were 65 cents, above the company's range of estimates of 60-63 cents, versus 62 cents last year.

Reported results for the third quarter and first nine months of 2003 and 2002 are supplemented with related amounts and percentages that exclude restructuring costs, impairment charges, other exit costs, one-time executive retirement costs and a 2002 pension gain. Management believes these supplemental financial measures provide useful information by removing the effect of variances in reported results that are not indicative of fundamental changes in the company's earnings capacity. A full reconciliation with reported amounts is included on pages 9-10. Refer to previous 8K filings or to www.stanleyworks.com for first and second quarter reconciliations to reported amounts.

Free cash flow before dividends (cash from operations less capital expenditures) of $138 million was up 48% over $93 million last year. Debt reduction of $77 million in the quarter improved the company's debt-to-total capital ratio from 54% to 51%. On a year-to-date basis, free cash flow was 43% higher ($239 million versus $166 million last year).

Net sales were $716 million, up 8% over last year and slightly above expectations. Exclusive of the Best Access Systems acquisition and the decline from exiting the Mac Direct business, sales declined 1% with currency adding 2%. Sales in the consumer channel decreased principally due to the carryover impact of a lost region of a major customer in entry doors that occurred in the fourth quarter of 2002.

Third quarter 2003 gross income was $239 million, or 33.4% of sales, versus $210 million in the prior year, a margin improvement of 190 basis points. The margin improvement resulted from the inclusion of Best Access, stabilization of pricing levels / mix and the realization of productivity benefits.

Selling, general and administrative ("SG&A") expenses of $148 million, or 20.7% of sales, were $15 million and 70 bps above third quarter 2002 levels, reflecting the inclusion of Best Access Systems. SG&A expenses were $7 million and 140 basis points lower than the second quarter of 2003, aside from aforementioned Mac Direct exit and other costs, reflecting the continued benefits of Operation 15 actions.


                           Page 5 of 17 Pages

Resulting operating income was $91 million versus $77 million last year, and operating margins were 12.8% versus 11.5% last year. On a sequential basis operating margins of 12.8% improved over 11.5% in second quarter and 9.0% in the first quarter of 2003, exclusive of aforementioned Mac Direct exit and other restructing costs included in those prior quarters. This sequential improvement is attributed to volume leverage, the benefits of organization streamlining, the exit of Mac Direct and employment reductions accomplished through Operation 15 actions.

Other, net expense in the third quarter increased $9 million, aside from exit and other costs, primarily due to increased intangible amortization expense and the absence of certain prior year environmental and asset disposition gains.

John M. Trani, Chairman and Chief Executive Officer commented: "Operation 15 is on track to deliver expected savings, and achievement of the 15% rate is within our grasp. The sequential improvements in operating margin rate and record cash generation clearly stand out as the most encouraging aspects of the third quarter results. Our business model is working as anticipated, with record free cash flow being utilized for dividends, debt reduction and pursuing plans for growth in our Security Solutions and Tools Groups."

Tools segment sales of $487 million were 2% lower than last year, principally reflecting the impact of the Mac Direct exit, somewhat offset by strong volume in the traditional Mac Tools and auto assembly tools businesses. Operating margins were 11.4% versus 10.4% last year, and notably improved by 210 and 270 basis points sequentially over the second and first quarters, respectively, excluding exit charges and other restructuring costs, due to the impact of Operation 15.

Doors segment sales increased 36% to $229 million, but organic sales declined 3% as weakness in consumer doors more than offset growth in Access Technologies. Door Systems were adversely affected by the previously announced loss of one region of a major retail customer in addition to customer inventory reductions.

Doors operating margins were 15.8% versus 14.8% last year and improved 610 basis points in the past six months, excluding exit charges and other restructuring costs, due to volume and the benefits of the Best Access Systems integration. Improved mix due to inclusion of Best Access was primarily responsible for the margin gain versus the prior year.

The company incurred $17 million of pre-tax restructuring, impairment and other charges related to its Operation 15 initiatives. A summary of the pre-tax charges recorded in 2003 and referred to above follows:

                                              Third
        ($ millions)        First Half       Quarter       Year-To-Date
                            ----------       -------       ------------
     Operation 15
       Mac Direct             $  42           $   6           $  48
       Other                     12              11              23
                              -----           -----           -----
       Total Operation 15     $  54           $  17           $  71

     Severance                    3              -                3
     CEO Retirement               8              -                8
                              -----           -----           -----
       Total                  $  65           $  17           $  82

The charges pertaining to Operation 15 are within the expected range communicated during the company's May 8 analyst meeting. The company expects additional charges to be incurred in the next few quarters in connection with this profit improvement initiative.

Despite continuing weak sales, primarily in consumer tools and entry doors, the company expects a fourth quarter net sales increase of about 7% over the prior year. Earnings per fully diluted share are expected to be in the range of 50-55 cents and, aside from 9-11 cents of expected charges related to Operation 15 actions, in the range of 61-64 cents versus 42 cents last year on a comparable basis. On a basis which excludes restructuring, impairment and other charges, the current full-year 2003 First Call consensus of $2.15 per share is within the range of management expectations, aside from such charges.

During the third quarter, the company sold a substantial portion of its Mac Tools distributor financing receivables for $26 million cash. The company plans to sell the remainder of these receivables during the fourth quarter and to minimize future exposure to such credit risk.

The favorable aspects of the Mac Tools repositioning and related asset liquidations enable the company to forecast higher full-year earnings than the $1.10 per share previously indicated on July 22, 2003. Full year earnings are now expected to approximate $1.36 - $1.41 per fully diluted share, with the aforementioned restructuring costs, impairment charges, other exit costs and one-time expenses approximating 74-76 cents per share.

The company is now projecting that fourth quarter free cash flow (before dividends) will approximate $100 million, resulting in about $340 million for 2003. This represents a 55% improvement over the $220 million forcasted at the company's May 8 analyst conference, and will far surpass the record free cash flow of $233 million in 2002.

In this regard, the company indicated that operating and free cash flows are far exceeding management's previous estimates. Mr. Trani added: "The combined free cash generated in 2002 and projected for 2003 will be over $570 million, about the same amount generated in the previous five year period 1997-2001. Our record third quarter and expected fourth quarter performances should position us very nicely going forward."

During the third quarter, the company entered into a contract in the Tools segment that will involve acquisition of assets, as well as marketing, sourcing and manufacturing cooperation. The contract is subject to certain contingencies expected to be resolved during the fourth quarter, at which time the company will invest $30 million cash.

                               Page 7 of 17 Pages

The Stanley Works, an S&P 500 company, is a worldwide supplier of tools, hardware and doors systems for professional, industrial and consumer use. More information about The Stanley Works can be found at http://www.stanleyworks.com.

Contact:    Gerard J. Gould
            Vice President, Investor Relations
            (860) 827-3833
            ggould@stanleyworks.com

This press release contains forward-looking statements. Cautionary statements accompanying these forward-looking statements are set forth, along with this news release, in a Form 8-K filed with the Securities and Exchange Commission today. The Stanley Works corporate press releases are available on the company's corporate web site at http://www.stanleyworks.com. Click on "Investor Relations" and then on "News Releases".







































                             Page 8 of 17 Pages

                       THE STANLEY WORKS AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
            (Unaudited, Millions of Dollars Except Per Share Amounts)

                                      Third Quarter           Year to Date
                                    -----------------     ---------------------
                                      2003      2002         2003        2002
                                    -------   -------     ---------   ---------

NET SALES                           $ 715.7   $ 665.5     $ 2,081.6   $ 1,931.3

COSTS AND EXPENSES
  Cost of sales                       476.3     455.6       1,392.7     1,282.9
  Selling, general
   and administrative                 148.0     133.4         494.1       403.4
  Interest - net                        7.3       4.8          22.0        17.1
  Other - net                          14.5      (0.5)         32.8       (19.4)
  Restructuring charges
    and asset impairments              10.8       -            35.8         -
                                    -------   -------     ---------   ---------
                                      656.9     593.3       1,977.4     1,684.0
                                    -------   -------     ---------   ---------

EARNINGS BEFORE INCOME TAXES           58.8      72.2         104.2       247.3
  Income taxes                         17.1      17.5          30.9        80.4
                                    -------   -------     ---------   ---------
NET EARNINGS                        $  41.7   $  54.7     $    73.3   $   166.9
                                    =======   =======     =========   =========

NET EARNINGS PER SHARE
 OF COMMON STOCK
  Basic                             $  0.51   $  0.63     $    0.86    $   1.94
                                    =======   =======     =========    ========

  Diluted                           $  0.51   $  0.62     $    0.86    $   1.90
                                    =======   =======     =========    ========

DIVIDENDS PER SHARE                 $  0.26   $  0.26     $    0.77    $   0.74
                                    =======   =======     =========    ========

AVERAGE SHARES OUTSTANDING
  (in thousands)
  Basic                              81,475    86,582        84,930      85,991
                                    =======   =======     =========   =========

  Diluted                            82,126    88,041        85,482      87,985
                                    =======   =======     =========   =========








                               Page 9 of 17 Pages

                       THE STANLEY WORKS AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                        (Unaudited, Millions of Dollars)

                         September 27, 2003  June 28, 2003  September 28, 2002
                         ------------------  -------------  ------------------
ASSETS

  Cash and cash equivalents    $   169.6       $   127.7        $   132.6
  Accounts receivable              551.7           516.1            578.5
  Inventories                      427.6           448.0            404.6
  Other current assets             105.9           108.1             75.2
                               ---------       ---------        ---------
     Total current assets        1,254.8         1,199.9          1,190.9
                               ---------       ---------        ---------

  Property, plant and
    equipment                      447.2           465.5            488.4
  Goodwill and other
    intangibles                    629.0           621.6            265.5
  Other assets                     138.7           183.5            156.1
                               ---------       ---------        ---------
                               $ 2,469.7       $ 2,470.5        $ 2,100.9
                               =========       =========        =========

LIABILITIES AND SHAREOWNERS' EQUITY

  Short-term borrowings        $   203.7       $   268.6        $   225.7
  Accounts payable                 258.7           248.2            259.8
  Accrued expenses                 314.4           276.9            265.1
                               ---------       ---------        ---------
      Total current liabilities    776.8           793.7            750.6
                               ---------       ---------        ---------
  Long-term debt                   622.7           635.0            204.5
  Other long-term liabilities      262.2           264.6            171.3
  Shareowners' equity              808.0           777.2            974.5
                               ---------       ---------        ---------
                               $ 2,469.7       $ 2,470.5        $ 2,100.9
                               =========       =========        =========








                               Page 10 of 17 Pages

                         THE STANLEY WORKS AND SUBSIDIARIES
                            SUMMARY OF CASH FLOW ACTIVITY
                          (Unaudited, Millions of Dollars)

                                          Third Quarter         Year to Date
                                        ----------------      ----------------
                                         2003      2002        2003      2002
                                        ------    ------      ------    ------
OPERATING ACTIVITIES

   Net earnings                         $ 41.7    $ 54.7      $ 73.3    $166.9
   Depreciation and amortization          21.0      15.8        65.5      48.5
   Restructuring charges and
     asset impairments                    10.8       -          35.8       -
   Changes in working capital             24.0     (31.8)      (22.1)    (24.9)
   Changes in other operating
     assets and liabilities               53.3      65.2       114.1      17.9
                                        ------    ------      ------    ------
   Net cash provided by
     operating activities                150.8     103.9       266.6     208.4

INVESTING AND FINANCING ACTIVITIES

  Capital and software expenditures      (12.4)    (10.7)      (27.7)    (41.9)
  Business acquisitions and
    asset disposals                       (4.4)    (31.2)      (16.7)    (21.9)
  Cash dividends on common stock         (21.0)    (21.9)      (65.0)    (62.8)
  Other net investing and financing
    activity                             (71.1)    (47.1)     (109.3)    (64.4)
                                         ------   ------      ------    ------
  Net cash used in investing
    and financing activities             (108.9)  (110.9)     (218.7)   (191.0)

Increase (Decrease) in Cash and
  Cash Equivalents                         41.9     (7.0)       47.9      17.4

Cash and Cash Equivalents,
  Beginning of Period                     127.7    139.6       121.7     115.2
                                         ------   ------      ------    ------
Cash and Cash Equivalents,
  End of Period                          $169.6    $132.6     $169.6    $132.6
                                         ======    ======     ======    ======










                               Page 11 of 17 Pages

                          THE STANLEY WORKS AND SUBSIDIARIES
                              BUSINESS SEGMENT INFORMATION
                            (Unaudited, Millions of Dollars)

                                Third Quarter            Year to Date
                             -------------------     --------------------
                               2003       2002          2003       2002
                             -------     -------     ---------   --------

INDUSTRY SEGMENTS
Net Sales
  Tools                      $ 487.1    $ 497.0      $1,435.2    $1,471.5
  Doors                        228.6      168.5         646.4       459.8
                             -------    -------      --------    --------
Consolidated                 $ 715.7    $ 665.5      $2,081.6    $1,931.3
                             =======    =======      ========    ========
Operating Profit
  Tools                      $  55.3    $  51.5      $  106.3    $  178.9
  Doors                         36.1       25.0          88.5        66.1
                             -------    -------      ---------   --------
Consolidated                 $  91.4    $  76.5      $  194.8    $  245.0
                             =======    =======      ========    ========


















                             Page 12 of 17 Pages

                       THE STANLEY WORKS AND SUBSIDIARIES
     CONSOLIDATED STATEMENTS OF OPERATIONS AND BUSINESS SEGMENT INFORMATION
                         RECONCILIATION TO GAAP EARNINGS
                           THIRD QUARTER 2003 vs. 2002
            (Unaudited, Millions of Dollars Except Per Share Amounts)

                                       2003                       2002
                       --------------------------------        ---------
                       Excluding     (a)
                        Charges    Charges     Reported        Reported
                        -------    -------     --------        ---------

Net sales               $ 715.7    $   -       $  715.7        $   665.5
Cost of sales             476.3        -          476.3            455.6
                        -------    -------     --------        ---------
Gross Margin              239.4        -          239.4            209.9
                           33.4%                   33.4%            31.5%

SG&A expenses             147.6        0.4        148.0            133.4
                        -------    -------     --------        ---------
                           20.6%                   20.7%            20.0%

Sub-total                  91.8       (0.4)        91.4             76.5
                           12.8%                   12.8%            11.5%

Interest, net               7.3        -            7.3              4.8
Other, net                  8.6        5.9         14.5             (0.5)
Restructuring and asset
  impairment charges        -         10.8         10.8              -
                        -------    -------     --------        ---------
Earnings before
  income taxes             75.9      (17.1)        58.8             72.2
Income taxes               22.6       (5.5)        17.1             17.5
                        -------    -------     --------        ---------
Net earnings            $  53.3    $ (11.6)    $   41.7        $    54.7
                        =======    =======     ========        =========

Average shares outstanding
 (diluted, in thousands) 82,126     82,126       82,126           88,041

Earnings per share
 (diluted)              $  0.65    $ (0.14)    $   0.51        $    0.62
                        =======    =======     ========        =========

BUSINESS SEGMENTS
Net Sales
  Tools                 $ 487.1    $   -       $  487.1        $   497.0
  Doors                   228.6        -          228.6            168.5
                        -------    -------     --------        ---------
  Consolidated          $ 715.7    $   -       $  715.7        $   665.5
                        =======    =======     ========        =========


                              Page 13 of 17 Pages



Operating Profit
  Tools                 $  55.7    $  (0.4)    $   55.3        $    51.5
  Doors                    36.1        -           36.1             25.0
                        -------    -------     --------        ---------
  Consolidated             91.8       (0.4)        91.4             76.5
                        =======    =======     ========        =========

Interest, net               7.3        -            7.3             4.8
Other, net                  8.6        5.9         14.5            (0.5)
Restructuring and asset
 impairment charges         -         10.8         10.8             -
                        -------    -------     --------       ---------
Earnings before
 income taxes           $  75.9    $ (17.1)    $   58.8       $    72.2
                        =======    =======     ========       =========


(a) Includes $17.1 million of pre-tax Operation 15 restructuring costs, asset impairment charges and other exit costs. Aggregate restructuring charges of $10.8 million include the following: $7.6 million attributable to asset impairments, $2.0 million for a contract termination charge, and $1.2 million in severance and related benefits for headcount reductions pertain to Operation 15 initiatives. The charges within SG&A and Other, net relate to the Mac Direct retail channel exit.








                               Page 14 of 17 Pages

                       THE STANLEY WORKS AND SUBSIDIARIES
     CONSOLIDATED STATEMENTS OF OPERATIONS AND BUSINESS SEGMENT INFORMATION
                         RECONCILIATION TO GAAP EARNINGS
                            YTD QUARTER 2003 vs. 2002
            (Unaudited, Millions of Dollars Except Per Share Amounts)

                                2003                           2002
                   -----------------------------  -----------------------------
                   Excluding    (a)                Excluding    (b)
                    Charges   Charges  Reported     Charges   Charges  Reported
                    --------  -------  --------    ---------  -------  --------
Net sales           $2,081.6  $   -    $2,081.6    $1,931.3   $  -     $1,931.3
Cost of sales        1,385.7      7.0   1,392.7     1,282.9      -      1,282.9
                    --------  -------  --------    --------   -------  --------
Gross Margin           695.9     (7.0)    688.9       648.4      -        648.4
                        33.4%              33.1%       33.6%               33.6%

SG&A expenses          463.9     30.2     494.1       395.0       8.4     403.4
                    --------  -------  --------    --------   -------  --------
                        22.3%              23.7%       20.5%               20.9%

Sub-total              232.0    (37.2)    194.8       235.4      (8.4)    245.0
                        11.1%               9.4%       31.1%               12.7%

Interest, net           22.0      -        22.0        17.1       -        17.1
Other, net              23.9      8.9      32.8        (1.0)    (18.4)    (19.4)
Resructuring and asset
  impairment charges     -       35.8      35.8          -        -        -
                    --------  -------  --------    --------   -------  --------
Earnings before
  income taxes         186.1    (81.9)    104.2       237.3      10.0     247.3

Income taxes            57.1    (26.2)     30.9        70.4      10.0      80.4
                    --------  -------  --------    --------   -------  --------
Net earnings        $  129.0  $ (55.7) $   73.3    $  166.9   $   -    $  166.9
                    ========  =======  ========    ========   =======  ========

Average shares
  outstanding (diluted,
  in thousands)       85,482   85,482    85,482      87,985    87,985    87,985

Earnings per share
 (diluted)          $   1.51  $ (0.65) $   0.86    $   1.90   $   -    $   1.90
                    ========  =======  ========    ========   =======  ========

BUSINESS SEGMENTS
Net Sales
  Tools             $1,435.2  $   -    $1,435.2    $1,471.5   $   -    $1,471.5
  Doors                646.4      -       646.4       459.8       -       459.8
                    --------  -------  --------    --------   -------  --------
  Consolidated      $2,081.6  $   -    $2,081.6    $1,931.3   $   -    $1,931.3
                    ========  =======  ========    ========   =======  ========

                               Page 15 of 17 Pages


Operating Profit
  Tools             $  141.2  $ (34.9) $  106.3    $  186.7   $  (7.8) $  178.9
  Doors                 90.8     (2.3)     88.5        66.7      (0.6)     66.1
                    --------  -------  --------    --------   -------  --------
Consolidated        $  232.0  $ (37.2) $  194.8    $  253.4   $  (8.4) $  245.0
                    ========  =======  ========    ========   =======  ========

Interest, net           22.0      -        22.0        17.1       -        17.1
Other, net              23.9      8.9      32.8        (1.0)    (18.4)    (19.4)
Restructuring
  and asset impairment
  charges                -       35.8      35.8         -         -         -
                    --------  -------  --------    --------   -------  --------
Earnings before
  income taxes      $  186.1  $ (81.9) $  104.2    $  237.3   $  10.0  $  247.3
                    ========  =======  ========    ========   =======  ========



(a) Includes $81.9 million of pre-tax Operation 15 restructuring costs, asset impairment charges, other exit costs and CEO retirement costs. Aggregate charges of $47.9 million arising from the Mac Direct retail channel exit are classified as follows: Cost of sales - $7.0 million; SG&A - $21.9 million; Other, net - $8.9 million; and restructuring and asset impairment charges - $10.1 million. In addition, $7.6 million in compensation and benefit costs associated with the CEO's announced retirement plans and $0.7 million other are classified in SG&A. Restructuring and asset impairment charges, aside from the $10.1 million for Mac Direct, are comprised of the following: asset impairments of $10.4 million, a contract termination charge of $2.0 million and $13.3 million mainly attributable to severance and related benefits for Operation 15 headcount reduction initiatives.

(b) Reflects $8.4 million for pre-tax severance and related expenses associated with SG&A reductions, and $18.4 million in Other, net for the final settlement of a defined benefit pension plan.

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                               Page 16 of 17 Pages

                                                                Exhibit 20(ii)
                                                                --------------
                              CAUTIONARY STATEMENTS

           Under the Private Securities Litigation Reform Act of 1995

Certain statements including the statements in the company's press release attached to this Current Report on Form 8-K regarding the company's ability to
(i) raise operating margins to 15% as the company exits 2003 and generate benefits of approximately $100 million annually; (ii) increase fourth quarter net sales 7% over the prior year and realize earnings per fully diluted share in the fourth quarter of 50-55 cents (61-64 cents aside from the stated charges);
(iii) sell the  remainder of its Mac Tools  distributor  financing  receivables;
(iv) achieve full year earnings per fully diluted share of $1.36 - $1.41 with restructuring costs, impairment charges, other exit costs and one-time expenses approximating $0.74 - $0.76 per share; (v) realize free cash flow (before dividends) of $100 million for the third quarter and $340 million for 2003; and
(vi) satisfy certain contingencies in the fourth quarter regarding a contract in the Tools segment are forward looking and are based on current expectations and involve inherent risks and uncertainties, including factors listed below and other factors that could delay, divert, or change any of them, and could cause actual outcomes and results to differ materially from current expectations.

The company's ability to realize the results described above is dependent on (i) the success of the company's efforts to decentralize its operations functions, primarily into its Tools and Access Solutions business groups; (ii) the success of the company's efforts to reduce its workforce and close certain facilities, payments related to such activities, the need to respond to significant changes in product demand while any facility consolidation is in process and other unforeseen events; (iii) the success of the company's efforts to restructure its Mac Tools organization in order to return it to profitability, including without limitation, the company's ability to liquidate certain Mac Tools assets at a satisfactory price; (iv) the success of the company's marketing and sales efforts; (v) continued improvements in productivity and cost reductions; (vi) the continued improvement in the payment terms under which the company buys and sells goods, materials and products; (vii) the success of recruiting programs and other efforts to maintain or expand overall Mac Tools truck count; (ix) the company's ability to fulfill demand for its products in a timely manner; (x) the absence of increased pricing pressures from customers and competitors and the ability to defend market share in the face of price competition; (xi) the company's ability to identify and engage a successor CEO on a timely basis;
(xii) the satisfaction of the contingencies necessary to implement the terms of the aforementioned Tools contract.

The company's ability to achieve the objectives discussed above will also be affected by other external factors. These external factors include the continued consolidation of customers in consumer channels, inventory management pressures of the company's customers, changing demand for the company's products, changes in trade, monetary, tax and fiscal policies and laws, inflation, currency exchange fluctuations, the impact of dollar/foreign currency exchange and interest rates on the competitiveness of products and the company's debt program, the strength of the U.S. economy and the strength of foreign currencies, including but not limited to the Euro, war, terrorist activities, political unrest and recessionary or expansive trends in the economies of the world in which the company operates.

The  company   undertakes  no  obligation  to  publicly  update  or  revise  any forward-looking statements to reflect events or circumstances that may arise after the date hereof.

                               Page 17 of 17 Pages